As filed with the Securities and Exchange Commission on April 1, 2022
Registration No. 333-224500

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
__________________
LEVEL ONE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Michigan	71-1015624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
__________________

c/o First Merchants Corporation	47305
200 East Jackson Street	(Zip code)
Muncie, Indiana
(Address of principal executive offices)
__________________

Level One Bancorp, Inc. 2007 Stock Option Plan
Level One Bancorp, Inc. 2018 Equity Incentive Plan
(Full title of the plans)
__________________

Mark K. Hardwick
Chief Executive Officer
First Merchants Corporation
200 East Jackson Street
Muncie, Indiana 47305
(Name and address of agent for service)

(765) 747-1500
(Registrant's telephone number, including area code)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333‑224500) (the “Registration Statement”), registering 383,718 shares of common stock, no par value per share, of Level One Bancorp, Inc. (“Common Stock”) issuable pursuant to the Level One Bancorp, Inc. 2007 Stock Option Plan, 250,000 shares of Common Stock issuable pursuant to the Level One Bancorp, Inc. 2018 Equity Incentive Plan and any additional shares that become issuable under such plans by reason of any stock dividend, stock split or other similar transaction.

On April 1, 2022 (the “Effective Date”), Level One Bancorp, Inc., a Michigan corporation (the “Company”), completed its merger (the “Merger”) with and into First Merchants Corporation (“First Merchants”), pursuant to the Agreement and Plan of Merger, dated as of November 4, 2021 (the “Merger Agreement”), by and between First Merchants and the Company. In accordance with the Merger Agreement, the Common Stock has been canceled and is no longer outstanding.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all the shares of Common Stock registered by the Registration Statement which remained unissued as of the Effective Date.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on April 1, 2022.

LEVEL ONE BANCORP, INC.

By:	/s/ Patrick J. Fehring
Name:	Patrick J. Fehring
Title:	Chief Executive Officer
No other person is required to sign this Post-Effective Amendment in reliance upon Rules 471 and 478 under the Securities Act of 1933, as amended.